Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-190085, No. 333-198715, No. 333-204032, No. 333-231187, and No. 333-271644 on Forms S-8 and No. 333-269992 on Form S-3) of Physicians Realty Trust of our reports dated February 22, 2024, with respect to the consolidated financial statements and schedules of Physicians Realty Trust, and the effectiveness of internal control over financial reporting of Physicians Realty Trust, included in this Annual Report (Form 10-K) of Physicians Realty Trust for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 22, 2024